Exhibit 99.1

FOR IMMEDIATE RELEASE: November 2, 2006

CONTACT:	Craig Wanichek
Director of Investor Relations
Monaco Coach Corporation
(541) 681-8029
craig.wanichek@monacocoach.com

Monaco Coach Corporation Reports Third Quarter Results

COBURG, Oregon — November 2, 2006 — Monaco Coach Corporation (NYSE: MNC), one of the nation’s leading manufacturers of recreational vehicles, today announced results for the third quarter ended September 30, 2006.

Revenues for the third quarter were $292.5 million, approximately 1.5% lower than last year’s third quarter revenues of $297.0 million. The third quarter loss was $7.1 million, or $0.24 per share compared to last year’s third quarter loss of $6.0 million, or $0.20 per share. Third quarter 2006 includes the results of R-Vision and related companies.

For the nine months ended September 30, 2006, revenues were $998.8 million, a 7.4% increase compared to $930.3 million for the first nine months of 2005. The Company reported higher net income of $1.6 million for the recent nine-month period, compared to $115,000 for the same period in 2005. Earnings per share on a diluted basis for the first nine months of 2006 were $0.05, versus break even for the same period last year.

“The retail motorhome market remained challenging, causing our wholesale shipments to be adversely impacted during the quarter,” said Monaco Coach Corporation Chairman and CEO Kay Toolson. “The towable market recently softened which affected our sales in that segment. However, downward trends in fuel prices and a stabilization of interest rates should help stimulate retail buying interest. These two factors have been the backdrop for recent increases in consumer confidence, which is a major indicator for our markets. In support of this, our internal numbers are showing the month of October up over last year in both wholesale orders and retail sales. This bodes well for the upcoming national RV trade show in Louisville, Kentucky.”

“The decline in gross margin was largely the result of lower run rates, higher material costs and increased sales allowances,” said John Nepute, President of Monaco Coach Corporation. “Our reduced absorption of indirect expenses is the result of the strategic decision to monitor and reduce run rates corresponding to market conditions. We believe that in the long run maintaining reasonable finished goods and channel inventory will benefit the Company and our dealer partners. The Company continues to implement and undertake several initiatives designed to improve our results at this level of production.”

Third quarter selling, general and administrative expenses of $29.5 million were down 3.4% from selling, general and administrative expenses of $30.5 million in 2005. “In order to maintain retail market share, the Company’s expenses for shows, rallies, and advertising were higher than normal,” said Nepute. “Also, information system conversion expenses have increased as the Company is entering a critical phase in the installation of its new enterprise resource planning system. Additionally, we have made changes in the Company that will allow us to reduce selling, general and administrative expenses on an annualized basis by approximately $1.5 million.”

Motorized Recreational Vehicle Segment

The Motorized RV Segment reported net sales of $220.2 million during the third quarter, down 10.4% compared to $245.8 million for the third quarter last year. Third quarter 2006 motorhome sales of 1,341 units were down 10.6%, compared to third quarter 2005. The Motorized RV Segment reported gross profit of $12.2 million, or 5.5% of net sales, in the third quarter of 2006, compared to $18.4 million, or 7.5% of net sales in the same quarter last year. The Company reported an operating loss in the segment of $7.7 million in the third quarter of 2006 compared to an operating loss of $7.5 million for the same period last year. The third quarter last year also included $1.5 million in one-time plant relocation expenses.

“We are encouraged by the early results of our 2007 model year lineup, which was introduced in June,” said Nepute. “In an effort to offset some of the material cost increase, we instituted a modest price increase at the end of October. Despite the wholesale and retail sales improvement we experienced in October, we will continue to modify our run rates to match retail demand and balance our dealer inventories in an effort to reduce promotional expense and our reliance on discounts.”

Net sales for the Motorized RV Segment in the first nine months of 2006 were $700.7 million, a 12.0% decrease over net sales of $795.9 million for the first nine months of last year. Gross profit for the nine-month period was $52.8 million, or 7.5% of net sales compared to $71.5 million, or 9.0% of net sales in 2005. The reported operating loss for the period was $6.2 million as compared to an operating loss of $1.3 million for the first nine months of 2005.

Towable Recreational Vehicle Segment

The Towable RV Segment reported net sales of $70.5 million during the third quarter compared to $43.2 million for the third quarter 2005. Third quarter 2006 includes the results of the R-Vision business, which was purchased in November 2005. Gross profit for the segment was $5.1 million, or 7.2% of net sales. Gross profit for the third quarter 2005 was $1.2 million, or 2.8% of net sales. Operating loss for the quarter was $2.3 million compared to an operating loss of $2.2 million for the same quarter last year. Third quarter 2006 towable sales were 3,977 units compared to 1,967 units last year. This quarter’s numbers include 2,572 towable units built by R-Vision.

“Sales contributions and higher margins from R-Vision continued to positively affect sales and gross margin in the Towable RV Segment,” said Nepute. “Gross margin for the quarter was impacted by softening retail sales, which led to lower run rates in all of our towable plants.

Selling, general and administrative expenses rose over the third quarter of last year as promotional activity expanded in response to the slowing retail sales in the quarter.”

Net sales for the Towable RV Segment in the first nine months of 2006 were $274.1 million, compared to net sales of $108.7 million for the first nine months of 2005. Gross profit for the first nine months of 2006 was $29.3 million, or 10.7% of net sales, compared to $5.4 million, or 5.0% of net sales, for the first nine months of last year. Operating income was $4.3 million versus an operating loss of $3.3 million for the first nine months of 2005. There were 17,080 units sold in the first nine months of 2006, compared to 4,399 for the first nine months last year.

Motorhome Resorts Segment

Net sales for the third quarter were $1.9 million, down from $8.0 million for the third quarter of 2005, primarily due to a build up of lots in escrow in the first and second quarters of 2005 that closed in the third quarter of 2005. During 2006 sales have followed a more normalized pattern. In addition, lot sales slowed as a result of the hotter weather in the southern California and Las Vegas areas. Gross profit for the Motorhome Resorts Segment was $1.2 million, down from $5.0 million for the same period last year. The Company reported an operating loss in the segment of $904,000 compared to operating income of $2.3 million last year.

“We have lots available for sale in both locations. Interest in the two resorts has been increasing as we head into our peak selling seasons and we expect a strong fourth quarter in this segment,” said Nepute.

During the first nine months of 2006, the Motorhome Resorts Segment reported sales of $24.0 million, down from sales of $25.7 million during the first nine months of 2005. Gross profit for the segment was $15.4 million, compared to $16.6 million for the first nine months of 2005.

As previously announced, the expansion of the Company’s motorhome resort business is underway with the acquisition of land for two new motorhome resort developments.  The Company purchased approximately 80 acres near La Quinta, California, and has agreed to terms on 24 acres in Naples, Florida. Lots are expected to be ready for sale at both locations in late 2007 or early 2008.

Outlook

 “We expect seasonal declines in the towable segment, but we anticipate strengthening motorized sales for the remainder of the year and in 2007,” said Marty Daley, Monaco Coach Corporation Vice President and Chief Financial Officer. “Net sales for the fourth quarter are expected to be approximately $300 million. Capacity utilization will remain a challenge in the fourth quarter and will likely result in a consolidated gross profit margin between 9.15% and 8.6%. Selling, general and administrative expenses should range between 10.0% and 10.4%.”

Conference Call to be Held

Monaco Coach Corporation will conduct a conference call in conjunction with this news release at 2:00 p.m. Eastern Time on Thursday, November 2, 2006. Members of the news media, investors, and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company’s website at www.monaco-online.com. The conference call will be archived and available for replay for the next 90 days.

Dedicated to quality and service, Monaco Coach Corporation is one of the nation’s leading manufacturers of motorized and towable recreational vehicles. Headquartered in Coburg, Oregon, with substantial manufacturing facilities in Indiana, Monaco Coach employs approximately 6,000 people. The Company offers entry-level priced towable RVs up to custom-made luxury recreational vehicle models under the Monaco, Holiday Rambler, Safari, Beaver, McKenzie, R-Vision and Dodge brand names. Monaco Coach maintains RV service centers in Harrisburg, Ore., Elkhart, Ind. and Wildwood, Fla.

Ranked as the number one manufacturer of diesel powered motorhomes, Monaco Coach is a leader in innovative RVs designed to meet the needs of a broad range of customers with varied interests. Monaco Coach Corporation trades on the New York Stock Exchange under the symbol “MNC,” and the Company is included in the S&P Small-Cap 600 stock index. For additional information about Monaco Coach Corporation, please visit www.monaco-online.com or www.trail-lite.com.

The statements above regarding the Company’s expectation for a strong fourth quarter in the Motorhome Resorts Segment and in the “Outlook” section regarding strengthening motorized sales and expectations for gross profit margin and expenses in the fourth quarter are forward-looking statements subject to various risks and uncertainties that could cause actual results to differ materially from these statements, including further declines in the wholesale markets for recreational vehicles, consumers’ preference for certain models and resort lots, additional discounting by competitors, failure to reduce costs as anticipated, further reduction in consumer confidence and increasing interest rates affecting retail and wholesale financing. Please refer to the Company’s SEC reports, for additional risks and uncertainties, including but not limited to the most recent Form 10-Q, the annual report on Form 10-K for 2005, and the 2005 Annual Report to Shareholders for additional factors. These filings can be accessed over the Internet at http://www.sec.gov.

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MONACO COACH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	December 31,	September 30,
	2005	2006
ASSETS		(unaudited)
Current assets:
Cash	$586	$920
Trade receivables, net	102,666	87,535
Inventories, net	183,292	173,982
Resort lot inventory	9,135	9,056
Prepaid expenses	4,364	4,687
Income taxes receivable	206	2,483
Deferred income taxes	36,345	42,208
Discontinued operations	4,922	851
Total current assets	341,516	321,722

Property, plant, and equipment, net	159,304	155,679
Land held for development	0	16,300
Debt issuance costs net of accumulated amortization of $678, and $853, respectively	695	557
Goodwill	85,952	86,003

Total assets	$587,467	$580,261

LIABILITIES
Current liabilities:
Book overdraft	$14,550	$6,009
Current portion of long-term debt	5,714	7,143
Line of credit	25,000	9,439
Accounts payable	78,299	89,823
Product liability reserve	19,275	17,552
Product warranty reserve	32,902	33,453
Accrued expenses and other liabilities	37,732	45,901
Discontinued operations	853	601
Total current liabilities	214,325	209,921

Long-term debt, less current portion	34,786	30,500
Deferred income taxes	21,624	21,653
Other long-term liabilities	0	933

Total liabilities	270,735	263,007

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; 1,934,783 shares authorized, no shares outstanding	0	0
Common stock, $.01 par value; 50,000,000 shares authorized, 29,561,766 and 29,754,584 issued and outstanding, respectively	296	298
Additional paid-in capital	59,005	63,336
Retained earnings	257,431	253,620
Total stockholders’ equity	316,732	317,254

Total liabilities and stockholders’ equity	$587,467	$580,261

MONACO COACH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited: dollars in thousands, except share and per share data)

	Quarter Ended		Nine Months Ended
	October 1,	September 30,	October 1,	September 30,
	2005	2006	2005	2006

Net sales	$296,953	$292,473	$930,278	$998,823
Cost of sales	272,334	273,940	836,776	901,351
Gross profit	24,619	18,533	93,502	97,472

Selling, general, and administrative expenses	30,514	29,474	86,451	92,882
Plant relocation costs	1,480	0	3,832	269
Operating income (loss)	(7,375)	(10,941)	3,219	4,321

Other income, net	15	119	155	507
Interest expense	(271)	(1,306)	(943)	(3,498)
Income (loss) before income taxes, discontinued operations	(7,631)	(12,128)	2,431	1,330

Provision (benefit from) for income taxes, continuing operations	(3,275)	(5,030)	458	(343)

Net income (loss) from continuing operations	(4,356)	(7,098)	1,973	1,673

Loss from discontinued operations, net of tax provision	(1,607)	0	(1,858)	(107)

Net income (loss)	$(5,963)	$(7,098)	$115	$1,566

Earnings (loss) per common share:
Basic from continuing operations	$(0.15)	$(0.24)	$0.06	$0.05
Basic from discontinued operations	(0.05)	0.00	(0.06)	0.00
Basic	$(0.20)	$(0.24)	$0.00	$0.05

Diluted from continuing operations	$(0.15)	$(0.24)	$(0.06)	$0.05
Diluted from discontinued operations	(0.05)	0.00	0.06	0.00
Diluted	$(0.20)	$(0.24)	$0.00	$0.05

Weighted average common shares outstanding:
Basic	29,545,315	29,745,738	29,502,539	29,696,951
Diluted	29,868,628	29,865,199	29,862,363	29,859,461

MONACO COACH CORPORATION

 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited: dollars in thousands)

	Nine Months Ended
	October 1,	September 30,
	2005	2006
Increase (Decrease) in Cash:

Cash flows from operating activities:
Net income	$115	$1,566
Adjustments to reconcile net income to net cash (used) provided by operating activities:
(Gain) loss on sale of assets	12	(12)
Depreciation and amortization	7,764	10,581
Deferred income taxes	905	(5,835)
Stock based compensation expense	0	2,538
Changes in working capital accounts:
Trade receivables, net	29,372	15,131
Inventories	(4,891)	9,310
Resort lot inventory	1,219	80
Land held for development	0	(16,300)
Prepaid expenses	732	(331)
Accounts payable	11,728	11,525
Product liability reserve	(557)	(1,724)
Product warranty reserve	(3,025)	551
Income taxes payable	(6,612)	(2,277)
Accrued expenses and other liabilities	6,046	8,688
Deferred revenue	0	933
Discontinued operations	(7,844)	3,723
Net cash provided by operating activities	34,964	38,147

Cash flows from investing activities:
Additions to property, plant, and equipment	(11,009)	(7,459)
Proceeds from sale of assets	72	127
Discontinued operations	(4)	0
Net cash used in investing activities	(10,941)	(7,332)

Cash flows from financing activities:
Book overdraft	1,074	(8,537)
Payments on lines of credit, net	(21,347)	(15,561)
Payments on long-term notes payable	0	(2,857)
Debt issuance costs	(39)	(36)
Dividends paid	(5,312)	(5,377)
Issuance of common stock	1,374	1,646
Tax benefit of stock options exercised	0	149
Discontinued operations	227	92
Net cash used by financing activities	(24,023)	(30,481)

Net change in cash	0	334
Cash at beginning of period	0	586

Cash at end of period	$0	$920

Monaco Coach Corporation

Segment Reporting

(Unaudited: dollars in thousands)

Results of Consolidated Operations

	Quarter		Quarter		Nine Months		Nine Months
	Ended		Ended		Ended		Ended
	October 1, 2005	% of Sales	September 30, 2006	% of Sales	October 1, 2005	% of Sales	September 30, 2006	% of Sales
Net sales	$296,953	100.00%	$292,473	100.00%	$930,278	100.00%	$998,823	100.00%
Cost of sales	272,334	91.71%	273,940	93.66%	836,776	89.95%	901,351	90.24%
Gross profit	24,619	8.29%	18,533	6.34%	93,502	10.05%	97,472	9.76%

Selling, general and administrative expenses	30,514	10.28%	29,474	10.08%	86,451	9.29%	92,882	9.30%

Plant relocation costs	1,480	0.50%	—	0.00%	3,832	0.41%	269	0.03%

Operating income (loss)	(7,375)	-2.48%	(10,941)	-3.74%	3,219	0.35%	4,321	0.43%

Other income and interest expense	256	0.09%	1,187	0.41%	788	0.08%	2,991	0.30%

Income (loss) before income taxes	(7,631)	-2.57%	(12,128)	-4.15%	2,431	0.26%	1,330	0.13%
Income taxes	(3,275)	-1.10%	(5,030)	-1.72%	458	0.05%	(343)	-0.03%

Net income (loss) from continuing operations	(4,356)	-1.47%	(7,098)	-2.43%	1,973	0.21%	1,673	0.17%

Loss from discontinued operations, net tax provision	(1,607)	-0.54%	—	0.00%	(1,858)	-0.20%	(107)	-0.01%
Net income (loss)	$(5,963)	-2.01%	$(7,098)	-2.43%	$115	0.01%	$1,566	0.16%

Motorized Recreational Vehicle Segment

	Quarter		Quarter		Nine Months		Nine Months
	Ended		Ended		Ended		Ended
	October 1, 2005	% of Sales	September 30, 2006	% of Sales	October 1, 2005	% of Sales	September 30, 2006	% of Sales
Net sales	$245,771	100.00%	$220,159	100.00%	$795,854	100.00%	$700,728	100.00%
Cost of sales	227,323	92.49%	207,960	94.46%	724,322	91.01%	647,910	92.46%
Gross profit	18,448	7.51%	12,199	5.54%	71,532	8.99%	52,818	7.54%

Selling, general and administrative expenses	13,613	5.54%	9,300	4.22%	34,219	4.30%	26,559	3.79%
Corporate overhead allocation	10,880	4.43%	10,631	4.83%	34,731	4.36%	32,159	4.59%
Plant relocation costs	1,480	0.60%	—	0.00%	3,832	0.48%	269	0.04%
Operating loss	$(7,525)	-3.06%	$(7,732)	-3.51%	$(1,250)	-0.16%	$(6,169)	-0.88%

Towable Recreational Vehicle Segment

	Quarter		Quarter		Nine Months		Nine Months
	Ended		Ended		Ended		Ended
	October 1, 2005	% of Sales	September 30, 2006	% of Sales	October 1, 2005	% of Sales	September 30, 2006	% of Sales
Net sales	$43,231	100.00%	$70,450	100.00%	$108,723	100.00%	$274,092	100.00%
Cost of sales	42,034	97.23%	65,346	92.76%	103,305	95.02%	244,839	89.33%
Gross profit	1,197	2.77%	5,104	7.24%	5,418	4.98%	29,253	10.67%

Selling, general and administrative expenses	1,415	3.27%	3,523	5.00%	3,738	3.44%	10,711	3.91%
Corporate overhead allocation	1,965	4.55%	3,886	5.52%	4,984	4.58%	14,242	5.20%
Operating income (loss)	$(2,183)	-5.05%	$(2,305)	-3.27%	$(3,304)	-3.04%	$4,300	1.57%

Motorhome Resorts Segment

	Quarter		Quarter		Nine Months		Nine Months
	Ended		Ended		Ended		Ended
	October 1, 2005	% of Sales	September 30, 2006	% of Sales	October 1, 2005	% of Sales	September 30, 2006	% of Sales
Net sales	$7,951	100.00%	$1,864	100.00%	$25,701	100.00%	$24,003	100.00%
Cost of sales	2,977	37.44%	634	34.01%	9,149	35.60%	8,602	35.84%
Gross profit	4,974	62.56%	1,230	65.99%	16,552	64.40%	15,401	64.16%

Selling, general and administrative expenses	1,721	21.65%	1,145	61.43%	5,751	22.38%	5,798	24.16%
Corporate overhead allocation	920	11.57%	989	53.06%	3,028	11.78%	3,413	14.22%
Operating income (loss)	$2,333	29.34%	$(904)	-48.50%	$7,773	30.24%	$6,190	25.79%

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